Exhibit 2.2
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                                ESCROW AGREEMENT

     ESCROW AGREEMENT ("Agreement") dated as of December 20, 2002 among Medical Staffing Network, Inc., a Delaware corporation with Taxpayer Id. No. 59-3489868 ("Buyer"), Travel Nurse International, a California corporation with Taxpayer Id. No. 95-4739303 ("Seller"), and Heritage Bank of Commerce ("Escrow Agent").

                                    Recitals

     A. All capitalized terms not otherwise defined in this Agreement shall have the meanings given them in the Asset Purchase Agreement (the "Asset Purchase Agreement") dated December 20, 2002 by and among Buyer, Seller and Gary W. Fanger a/k/a Gary Barnes.

     B. Seller, Buyer and Shareholders have entered into the Asset Purchase Agreement which provides for the purchase by Buyer from Seller of certain of the assets used in or relating to the operation of the Business.

     C. Sections 4(a) and 4(b) of the Asset Purchase Agreement provide that at the Closing the Buyer shall deliver to the Escrow Agent the sum of $5,065,443 to be held in an escrow account in accordance with the terms of this Agreement.

     D. Seller and Buyer desire that the Escrow Agent hold and dispose of the Escrowed Funds (as defined in Section 2 below) in accordance with the terms and conditions of this Agreement, and the Escrow Agent is willing to do so.

                                    Agreement

     1. Appointment of Escrow Agent. The Escrow Agent is hereby constituted and appointed as trustee, and hereby accepts its appointment and agrees to act as an escrow agent pursuant to the terms and conditions of this Agreement, together with any standard form escrow agreements that are mutually acceptable to Buyer and Seller.

     2. Escrow Deposit. As of the Closing Date, Buyer shall deliver to the Escrow Agent pursuant to Sections 4(a) and 4(b) of the Asset Purchase Agreement the sum of $5,065,443 (the "Escrow Deposit"). The Escrow Deposit and any and all interest or other income earned on the Escrow Deposit, less distributions made and other amounts payable under this Agreement are referred to in this Agreement as the "Escrowed Funds." Seller shall receive all interest on the Escrowed Funds and shall be responsible for reporting and paying any taxes assessed by state or federal authorities on the earnings of the Escrowed Funds. The Escrowed Funds will be held by the Escrow Agent in a segregated account as set forth in Section
4.3 until disbursed pursuant to the terms of this Agreement. The Escrow Agent acknowledges receipt of the Escrowed Funds and agrees to hold them in trust pursuant to the terms of this Agreement.



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     3. Release of Escrowed Funds.

     3.1 Disbursements for Post-Closing Downward Adjustment to Purchase Price. If at any time from the date of this Agreement up to and including the date which is 12 months after the Closing Date Buyer concludes that it is entitled to adjustment of the Purchase Price under Section 4(h) of the Asset Purchase Agreement, Buyer shall deliver to the Escrow Agent a written demand (the "Buyer Demand") stating (a) that the Buyer is entitled to all or a portion of the Escrowed Funds then remaining as an adjustment to the Purchase Price under
Section 4(h) of the Asset Purchase Agreement, (b) the amount of such claim (the "Claimed Escrow Amount") and (c) that Buyer has contemporaneously delivered to Seller a copy of the Buyer Demand. If, within 15 business days after Buyer sends a copy of the Buyer Demand to Seller (the "Dispute Period"), Seller notifies the Escrow Agent in writing that it disputes Buyer's claim for payment (which notice shall specify in reasonable detail Seller's basis for objection), the Escrow Agent shall promptly (a) forward a copy of Seller's statement to Buyer and (b) continue to hold the Escrowed Funds in escrow until receipt of (i) a joint written instruction (the "Joint Instruction") signed by Buyer and Seller which sets forth the amount to be disbursed to Buyer in satisfaction of the Buyer Demand or (ii) a certified copy of a nonappealable final judgment of a court of competent jurisdiction ("Final Judgment"), as appropriate, specifying the amount to be disbursed to Buyer in satisfaction of the Buyer Demand. If Seller does not notify the Escrow Agent within the Dispute Period that it disputes Buyer's claim for payment, within five business days after expiration of the Dispute Period, Escrow Agent shall disburse to Buyer the amount set forth in the Buyer Demand or such portion of the amount set forth in the Buyer Demand as remains in the Escrowed Funds. After any disbursement to Buyer pursuant to (i) an undisputed Buyer Demand, (ii) a Joint Instruction or (iii) a Final Judgment, Escrow Agent shall continue to hold the Escrowed Funds in accordance with the terms of this Agreement.

     3.2 Disbursements for Indemnification Claims. If at any time from the date of this Agreement up to and including the date which is twenty-four (24) months and one (1) day after the Closing Date (or such longer time as may be necessary in the event of a Buyer Demand pursuant to Section 3.1 of this Agreement and the need to resolve the amount of such Buyer Demand) (such period, the "Final Release Date") Buyer concludes that it is entitled to indemnification under the Asset Purchase Agreement, Buyer shall deliver to the Escrow Agent a Buyer Demand stating (a) that the Buyer is entitled to all or a portion of the Escrowed Funds then remaining in satisfaction of a claim of Buyer for indemnification by Seller under the applicable Section of the Asset Purchase Agreement, (b) the Claimed Escrow Amount and (c) that Buyer has contemporaneously delivered to Seller a copy of the Buyer Demand. If Seller notifies the Escrow Agent in writing within the Dispute Period that it disputes Buyer's claim for payment (which notice shall specify in reasonable detail Seller's basis for objection), the Escrow Agent shall promptly (a) forward a copy of Seller's statement to Buyer and (b) continue to hold the Escrowed Funds in escrow until receipt of (i) a Joint Instruction signed by Buyer and Seller which sets forth the amount to be disbursed to Buyer in satisfaction of the Buyer Demand or (ii) a certified copy of a Final Judgment specifying the amount to be disbursed to Buyer in satisfaction of the Buyer Demand. If Seller does not notify the Escrow Agent within the Dispute Period that it disputes Buyer's claim for payment, within five business days after expiration of


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the Dispute Period, Escrow Agent shall disburse to Buyer the amount set forth in the Buyer Demand, or such portion as remains in the Escrowed Funds. After any disbursement to Buyer pursuant to (i) an undisputed Buyer Demand, (ii) a Joint Instruction or (iii) a Final Judgment, Escrow Agent shall continue to hold the Escrowed Funds, if any, in accordance with the terms of this Agreement.

     3.3 Disbursements for Payment of Seller Liabilities and Wind Up Expenses. Except as otherwise set forth in this Agreement, the Escrow Agent shall disburse Escrowed Funds for the purpose of paying the liabilities and expenses of Seller set forth on Schedule 1 to this Agreement within five (5) business days after receipt by the Escrow Agent of a written instruction from Seller describing in reasonable detail (a) the liability or expense to be paid, (b) to whom such liability or expense shall be paid and (c) an invoice or other evidence of the amount due (collectively, the "Liability Notice"). Seller shall deliver a copy of the Liability Notice to Buyer pursuant to Section 10 at the same time and in the same manner as such Liability Notice is delivered to the Escrow Agent. If the amount to be paid pursuant to the Liability Notice is greater than the amount of such liability or expense set forth on Schedule 1 to this Agreement or if the applicable liability or expense is not set forth on Schedule 1 to this Agreement, the Escrow Agent shall not disburse any Escrowed Funds until the Escrow Agent receives Buyer's written consent to such disbursement, which consent shall not be withheld in the absence of good faith evidence that the obligation to be paid is not reasonably related to the liabilities of Seller that exist or existed as of the Closing Date, in carrying out the administration of Seller's post-closing obligations (such as payment of ongoing lease obligations, professional fees or administrative personnel), or in winding up its operations. Any acceptance or rejection by Buyer of a Liability Notice shall be in writing and provided to Seller and Escrow Agent within five (5) business days after Buyer's receipt of the applicable Liability Notice (the "Section 3.3 Dispute Period"). Buyer's failure to provide such notice shall grant authority to the Escrow Agent to disburse the amount set forth in the applicable Liability Notice to Seller for disbursement to the person or entity set forth in the Liability Notice, which disbursement shall be made by Seller within five (5) days thereafter. Seller shall provide written evidence of payment of liabilities and expenses paid from Escrowed Funds disbursed pursuant to this Section within five (5) business days after disbursement. If, within fifteen (15) business days after Buyer rejects any Liability Notice, Seller notifies the Escrow Agent in writing that it disputes Buyer's rejection of payment (which notice shall specify in reasonable detail Seller's basis for objection), the Escrow Agent shall promptly (a) forward a copy of Seller's statement to Buyer and (b) continue to hold the Escrowed Funds in escrow until receipt of a Joint Instruction signed by Buyer and Seller which sets forth the amount to be disbursed and to whom such disbursement shall be made with respect to the applicable Liability Notice or (ii) a certified copy of a Final Judgment specifying the amount to be disbursed and to whom such disbursement shall be made with respect to the applicable Liability Notice.

     3.4 Disbursements Upon Receipt of Joint Instruction and Final Judgment. At any time after the date of this Agreement, the Escrow Agent may be advised by Seller and Buyer to pay all or a portion of the Escrowed Funds pursuant to a Joint Instruction or a Final Judgment. Upon receipt of a Joint Instruction or a Final Judgment, the Escrow Agent shall pay the


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Escrowed Funds, or a portion thereof, in the manner provided in the Joint
Instruction or Final Judgment.

     3.5 Disbursement Upon Expiration of Escrow. On the Final Release Date, Escrow Agent shall disburse to Seller an amount equal to (a) the Escrowed Funds then held by the Escrow Agent less (b) the sum of (i) the aggregate amount of Remaining Claimed Escrow Amounts and (ii) the aggregate amount outstanding on the date on which disbursement under this subsection is required to be made in respect of the liabilities of Seller set forth on Schedule 1 to this Agreement.

     3.6 Termination of Agreement. The Escrow Agent shall hold the Escrowed Funds in accordance with the terms of this Agreement until it (or a portion of it) is required to be disbursed pursuant to this Section. Upon disbursement of the entire Escrowed Funds by the Escrow Agent pursuant to this Section, this Agreement shall terminate.

     4. Duties of Escrow Agent.

     4.1 In General. It is agreed that the duties of the Escrow Agent are only those that are specifically provided in this Agreement, together with such form agreements required by Escrow Agent that are mutually acceptable to Buyer and Seller, and are purely ministerial in nature. The Escrow Agent shall incur no liability, except for liability arising from the Escrow Agent's willful misconduct or gross negligence, provided the Escrow Agent acts in good faith. The Escrow Agent has no responsibility in respect of the Escrowed Funds deposited with it, other than to use due care in holding the Escrowed Funds and faithfully to follow the instructions relating to it contained in this Agreement and the aforementioned form agreements. The Escrow Agent may consult with counsel and shall be fully protected from liability arising from actions taken in good faith in accordance with the advice of counsel.

     4.2 Legal Proceedings; Indemnification. The Escrow Agent shall not be required to institute legal proceedings of any kind. If any action is threatened or instituted against the Escrow Agent, it may interplead the parties to this Agreement and may deposit the Escrowed Funds with the court. In this event, the Escrow Agent shall be relieved of and discharged from all further obligations and liabilities under this Agreement. Seller and Buyer jointly and severally agree to indemnify the Escrow Agent from and against all claims, actions, losses, liabilities, damages, deficiencies, costs and expenses (including interest, penalties and reasonable attorneys' fees and disbursements) in acting in accordance with any written instruction from them, individually or collectively.

     4.3 Deposit of Funds. All funds received by Escrow Agent shall be invested or deposited in (i) obligations issued and guaranteed by the United States of America or any agency or instrumentality thereof, (ii) obligations (including certificates of deposit and banker's acceptances) of any domestic commercial banking institution having capital and surplus in excess of $500,000,000 or
(iii) insured money market accounts until they are disbursed in accordance with the terms of this Agreement. The Escrowed Funds shall be deposited in accounts that provide for full liquidity and the ability to withdraw all or any portion of the


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Escrowed Funds without penalty; provided, that to the extent a fee is charged for any withdrawal of Escrowed Funds, Seller agrees to pay such charges. Buyer and Seller agree that if any early withdrawal penalty or similar fee is assessed based on withdrawals made to disburse all or a portion of the Escrowed Funds under this Agreement, such penalties and fees shall be borne by Seller.

     4.4 Waiver of Conflict. The parties agree that nothing contained in this Agreement nor Escrow Agent's performance of any duties under this Agreement shall impair or affect Escrow Agent's ability and authority to continue to represent the Seller or either Shareholder in connection with any matter (including, without limitation, any interpleader action arising under this Agreement) whether or not related to the subject matter of this Agreement, nor shall Escrow Agent's role create any impropriety or conflict of interest in connection with the representation of Seller and Shareholders.

     5. Expenses. The Escrow Agent shall be entitled to be reimbursed for all reasonable expenses, disbursements and advances, including reasonable attorneys' fees incurred or made by the Escrow Agent in connection with the carrying out of its duties under this Agreement. The Escrow Agent's expenses, disbursements and advances shall be paid directly to the Escrow Agent and shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.

     6. Cooperation. The parties agree to execute, acknowledge, deliver and file, or cause to be executed, acknowledged, delivered and filed, all further instruments, agreements or documents as may be necessary to consummate the transactions provided for in this Agreement and to do all further acts necessary to carry out the purpose and intent of this Agreement..

     7. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with the waiver or estoppel. No written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of the term or condition for the future or as to any act other than that specifically waived. The waiver by any party of any other party's breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, and the failure of any party to exercise any right or remedy shall not operate or be construed as a waiver or bar to the exercise of such right or remedy upon the occurrence of any subsequent breach. No delay on the part of a party in exercising a right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of a party of a right, power or privilege, or a single or partial exercise of a right, power or privilege, shall preclude further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of this Agreement are cumulative and are not exclusive of the rights or remedies that a party may otherwise have at law or in equity.

     8. Governing Law; Venue and Jurisdiction. This Agreement and all disputes relating to Buyer Demands, Liability Notices or other disbursements pursuant to
Section 3 shall be governed by and construed in accordance with the laws of the State of California without reference to its conflicts of law principles. Venue and jurisdiction of all actions relating to the


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performance or interpretation of this Agreement may be brought only in the courts of the State of California located in the City and County of San Francisco or in the United States District Court for the Northern District of California. The parties consent to personal jurisdiction in the courts described in this Section for the purpose of all actions, and waive all objections to venue and the right to assert that a court chosen under this Section is improper based on the doctrine of forum non conveniens.

     9. Attorneys' Fees. If litigation is brought concerning this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall upon final judgment and expiration of all appeals immediately pay upon demand all reasonable attorneys' fees and expenses of the prevailing party incurred in trial, bankruptcy and appeal.

     10. Notices. Notices required or permitted to be given under this Agreement shall be in writing and shall be delivered to the parties at the addresses set forth below by (i) certified mail, return receipt requested, and in such case deemed given three business days after mailing or (ii) confirmed facsimile, personal delivery or overnight delivery by a nationally recognized delivery service, and in each case deemed given upon delivery. Any party may, upon written notice to the other parties as provided in this Section, change the place to which all further notices to such party shall be sent.

     10.1 If to the Buyer, to:

               Medical Staffing Network, Inc.
               901 Yamato Road, Suite 110
               Boca Raton, FL 33431
               Attention:  President
               Facsimile:  (561) 322-1202

               with a copy to:

               Steel Hector & Davis LLP
               1900 Phillips Point West
               777 South Flagler Drive
               West Palm Beach, FL  33401-6198
               Attention: Kim A. Hines, Esq.
               Facsimile:  (561) 655-1509

     10.2 If to the Seller, to:

               Travel Nurse International
               22 Shannon Circle
               Alameda, CA 94502
               Attention: Gary W. Fanger, President
               Facsimile:  (510) 748-0281
               with a copy to:


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               Scherer & Smith, LLP
               214 Grant Avenue, Suite 400
               San Francisco, California  94108
               Attention: William M. Scherer, Esq.
               Facsimile:  (415) 986-1730

     10.3 If to the Escrow Agent, to:

               Heritage Bank of Commerce
               Corporate Escrow Services
               150 Almaden Boulevard
               San Jose, California 95113
               Attention:  Chloe A. Flowers
               Facsimile:  (408) 947-6910

     11. Entire Agreement; Amendment. This Agreement and, with respect to Buyer and Seller, the Asset Purchase Agreement constitute the entire understanding of the parties with respect to the Escrowed Funds and supersede all prior discussions, negotiations, agreements and understandings, whether oral or written, with respect to their subject matter. This Agreement may be modified only by a written instrument properly executed by all of the parties.

     12. Severability. If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision which comes closest to the intent of the parties.

     13. Successors and Assigns. This Agreement shall be for the benefit of, and shall be binding upon, the parties and their respective heirs, personal representatives, executors, legal representatives, successors and permitted assigns.

     14. Payment of Expenses. Except as otherwise provided in this Agreement, each party shall pay its own legal fees and disbursements and other expenses incurred in connection with this Agreement.

     15. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.


   [Remainder of page intentionally left blank. Next page is signature page.]


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     The parties have executed this Escrow Agreement effective as of the day and year first written above.

                                        BUYER:

                                        MEDICAL STAFFING NETWORK, INC.

                                        By: /s/ Robert J. Adamson
                                            ------------------------------
                                            Robert J. Adamson, President


                                        SELLER:

                                        TRAVEL NURSE INTERNATIONAL


                                        By: /s/ Gary W. Fanger
                                            --------------------------
                                            Gary W. Fanger, President


                                        ESCROW AGENT:

                                        HERITAGE BANK OF COMMERCE

                                        By: /s/ Chloe A. Flowers
                                            ------------------------------
                                            Chloe A. Flowers, Sr. Vice President


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